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                                                                    Exhibit 99.2



FOR IMMEDIATE RELEASE
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CONTACT: R. Bruce Andrews                   Mark L. Desmond
         President & CEO                    Senior Vice President
         (949) 718-4400                     (949) 718-4400


              NATIONWIDE ISSUES ONE MILLION SHARES OF COMMON STOCK
              ----------------------------------------------------

         (NEWPORT BEACH, California, June 13, 2001)...Nationwide Health Properties, Inc. (NYSE:NHP) announced today that it has entered into a transaction with two mutual funds advised by Cohen & Steers Capital Management, Inc. and sold one million shares of its common stock at $18.00 a share. The issuance of the shares did not involve any underwriting fees or other costs. The proceeds will initially be used to reduce the Company's revolving line of credit with its banks.

         "We are pleased that the Company's stock price has risen to a level to enable us to begin to access the equity capital markets," said R. Bruce Andrews, President and Chief Executive Officer. "The proceeds will enhance the Company's financial position as it prepares to resume its growth in investments and earnings."

         Nationwide Health Properties, Inc. is a real estate investment trust that invests in health care facilities. The Company has investments in 321 facilities in 37 states.

         Certain matters discussed within this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Although the Company believes the statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to risks and uncertainties described from time to time in the SEC reports filed by the Company.

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